LICENSE AGREEMENT

      This Agreement is made as of this 1st day of May, 2001 between PHIBRO-TECH, INC., a Delaware corporation, with offices at One Parker Plaza, Fort Lee, New Jersey 07024 (hereinafter referred to as "Licensor") and Nufarm, Inc., a Delaware corporation, with offices at 1333 Burr Ridge Parkway, Suite 125A, Burr Ridge, Illinois 60521 (hereinafter referred to as "Licensee").

                              W I T N E S S E T H :

      WHEREAS, in the course of research conducted by or under the auspices of Licensor, those employees of Licensor named as inventors in Section 1.2 below (each an "Inventor" and collectively the "Inventors") have produced the invention described in the patent application referred to in Section 1.2 (the "Invention"); and

      WHEREAS, pursuant to the employment arrangements between the Inventors and the Licensor, Licensor is the owner of the interests of the Inventors in the Invention, any patents resulting therefrom and the Licensed Technology (as defined below); and

      WHEREAS, substantially contemporaneously herewith Licensee is purchasing from Licensor substantially all of the Agtrol Division of Licensor and certain of its Affiliated Companies, other than the Invention, Licensed Technology and certain other assets, pursuant to certain purchase agreements dated as of May 1, 2001, among Licensor and Licensee and certain Affiliated Companies of such entities; and, in connection with such acquisition, substantially contemporaneously herewith, Licensee is agreeing to purchase all of its requirements of certain products from Licensor, pursuant to two certain Supply Agreements of even date herewith between Licensor and Licensee and one of its Affiliated Companies (the "Supply Agreements"); and

      WHEREAS, Licensee wishes to obtain an exclusive license to the Licensed Technology and Invention in order to make, use and sell Licensed Products and practice Licensed Processes (as defined below) in the Field, and Licensor is willing to grant such an exclusive license to Licensee subject to the terms and conditions hereof; and

      WHEREAS, Licensee wishes to obtain a non-exclusive license to the Licensed Technology and Invention in order to make, use and sell Licensed Products and practice Licensed Processes (as defined below) outside the Field anywhere in the Territory; and Licensor is willing to grant such a non-exclusive license to Licensee subject to the terms and conditions hereof;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.    Definitions

      1.1 "Affiliated Company" means in respect of a party to this Agreement any entity which, by means of the majority of shares or otherwise, is controlled by such party, is controlling such party or is under common control with such party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of


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            the voting stock or other ownership interest of the other
            corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

      1.2   "Application" means the provisional patent application specified in
            Schedule 1.2 delivered contemporaneously herewith.

      1.3 "Confidential Information" means all information, know-how, data, technical or non-technical and commercial information provided by one party to the other.

      1.4 "Field" means the manufacture of (i) all fungicide products and (ii) the pesticide products sold by Licensee or an Affiliated Company of Licensee other than Chlorothalanil and other products produced or sold by Licensor or an Affiliated Company of Licensor.

      1.5 "Improvements" means research of and developments, enhancements, modifications and other improvements to the Invention, Licensed Technology, Licensed Processes or Licensed Products developed, made or obtained by or on behalf of a party, or used by a party, including without limitation, to use, practice, commercialize or exploit the Invention, Licensed Technology, Licensed Process or Licensed Product, or to make, have made, use, lease or sell Licensed Products or practice Licensed Processes.

      1.6 "Intellectual Property" collectively means the Application, Invention, Licensed Patent and Licensed Technology.

      1.7 "Licensed Patents" means the Application, all corresponding applications made in or outside the United States and claiming priority therefrom (including but without limiting the generality of the foregoing, any application or other filing made under the Patent Cooperation Treaty), and any patents that issue on the Application or applications related to or based upon the Application by priority claim, together with all related United States, European and other patents and patent applications, and any divisions, continuations, continuations-in-part, reissues, re-examinations, registrations, divisional and substituted patents and applications, additions, counterparts or extensions to any of the said patent applications or patents.

      1.8 "Licensed Products" means tangible materials which, in the course of use or sale would, in the absence of this Agreement, prior to the issuance of the Licensed Patents, infringe one or more claims of the applications included within the Licensed Patents if issued in such form or, after the issuance of the Licensed Patents, infringe one or more claims of the Licensed Patents that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

      1.9 "Licensed Process(es)" means processes which, in the course of being practiced would, in the absence of this Agreement, prior to the issuance of the Licensed Patents, infringe one or more claims of the applications included within the Licensed Patents if issued in such form or, after the issuance of the Licensed


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

            Patents, infringe one or more claims of the Licensed Patents that have not been held invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

      1.10 "Licensed Technology" includes the information from time to time contained in the Application, together with all scientific and commercial information, including, without limiting the generality thereof, all designs, drawings, technical and non-technical information and materials, know-how and other intellectual property, data, specifications, test results, and other information relating to the Invention or the manufacture, use or sale of Licensed Products or practice of Licensed Processes, and developed or acquired by Licensor prior to the date hereof.

      1.11  "Term" is described in Section 5.1.

      1.12  "Territory" means the entire world.

2.    Grant of License

      2.1 Exclusive License. (a) On the terms and subject to the conditions set forth in this Agreement, Licensor grants to Licensee an exclusive, fully-paid, royalty-free, right and license to use, operate, maintain and enhance, practice, commercialize and exploit, in the Field, the following in the Territory: (i) the Invention;
            (ii) the Licensed Processes; and (iii) the Licensed Patents and the Licensed Technology, including the exclusive right and license, in the Territory, to make, have made by an Affiliated Company or third party (subject to the proviso in Section 2.2(b) below), manufacture, use, import, lease, sell, offer to sell, and otherwise transfer and dispose of Licensed Products and practice Licensed Processes in the Field and to further develop, enhance, modify and improve the Invention and the Licensed Technology and Licensed Patents in the Field, and to practice unpatented processes in the Field and use unpatented information and know-how included within the Invention or the Licensed Technology in the Field. Licensor hereby represents and warrants to Licensee that it has not granted any of the foregoing rights to any third party by license or otherwise.

            (b) Non-exclusive License. On the terms and subject to the conditions set forth in this Agreement, Licensor grants to Licensee a non-exclusive, fully-paid, royalty-free, right and license to use, operate, maintain and enhance, practice, commercialize and exploit, outside the Field, the following in the Territory: (i) the Invention; (ii) the Licensed Processes; and (iii) the Licensed Patents and the Licensed Technology, including the non-exclusive right and license, in the Territory, to make, have made by an Affiliated Company or third party (subject to the proviso in Section 2.2(b) below), manufacture, use, import, lease, sell, offer to sell, and otherwise transfer and dispose of Licensed Products and practice Licensed Processes and to further develop, enhance, modify and improve the Invention and the Licensed Technology and Licensed Patents outside the Field, and to practice unpatented processes outside the Field and use unpatented information and know-how included within the Invention or the Licensed Technology outside the Field.


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

      2.2 Sublicense. The rights and license granted herein to Licensee are for the sole use and benefit of Licensee. Licensee shall not be entitled to sublicense or otherwise transfer any or all of its rights under this Agreement for any purpose whatsoever; provided, however, that (a) Licensee may transfer all of its rights hereunder to an Affiliated Company and (b) Licensee may transfer its right to manufacture the Licensed Products using the Licensed Processes to a third party one year prior to the date on which the Supply Agreement related to Licensor's facility in Sumter, South Carolina terminates as a result of a notice of non-renewal in respect of such Supply Agreement; provided, however, that no such sublicense in (b) shall diminish any obligations of Licensee and any of its Affiliated Companies under either of the Supply Agreements.

      2.3 No Implied License. No right or license is granted or implied to Licensee or any person claiming through or on behalf of Licensee under any patent or patent application or other technology other than as specifically set forth in Section 2.1.

      2.4 Improvements Developed Solely by Licensee. Licensee has the right to make Improvements. Licensee shall have all right, title and interest to all Improvements made by or on behalf of Licensee (excluding Improvements and other technologies made by Licensor in accordance with Section 2.6 or made jointly by Licensee and Licensor in accordance with Section 2.5 and shall license to Licensor on a non-exclusive basis all Improvements at no additional cost.

      2.5 Improvements Developed Jointly by Licensee and Licensor. Each of Licensee and Licensor shall have an equal undivided ownership interest in and to any Improvements developed jointly by Licensee and Licensor.

      2.6 Improvements Developed Solely by Licensor. Licensor shall have all right, title and interest to all Improvements made by or on behalf of Licensor after the date hereof (excluding Improvements and other technologies made by Licensee in accordance with Section 2.4 or made jointly by Licensee and Licensor in accordance with Section 2.5) and shall license to Licensee on a non-exclusive basis all Improvements at no additional cost.

      2.7 Reservation of Rights. Licensor reserves unto itself rights with respect to the Intellectual Property and other rights licensed to Licensee hereunder, to the extent necessary or appropriate to perform its duties and responsibilities under the Supply Agreements, and for research and development purposes and to make Improvements.

3.    No Payment By Licensee

            Fully-paid License. The licenses granted herein shall be fully paid, and no initiation, milestone, royalty or other payments shall be due in respect of the manufacture, use or sale of Licensed Products or practice of Licensed Processes.


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

4.    Confidentiality

      4.1 Confidentiality Obligations. (a) A party receiving Confidential Information hereunder will protect such Confidential Information of the disclosing party from unauthorized disclosure to third parties with the same degree of care as the receiving party uses for its own similar information but no less than due care. The foregoing obligation shall not apply to any information which is:

                  (i) shown to be in the public domain as evidenced by documents which were generally published prior to such disclosure or known or in possession of the receiving party prior to the disclosure of the information by the other party;

                  (ii) subsequently received from outside parties having the right to divulge the same;

                  (iii) or becomes part of the public domain through no fault or disclosure by the receiving party; or

                  (iv) necessarily disclosed in the course of and for the
            purpose of complying with governmental regulations.

            Any existing or prospective affiliates, consultants or scientific advisers who are recipients of information hereunder shall be under the same obligation of confidentiality with respect to such information as the disclosing party.

            (b) Subject to Section 4.2, neither party shall disclose or make available to any person, firm or entity a copy, summary or extract of this Agreement or any of the terms hereof except to the extent reasonably required for compliance with securities and other laws and accounting requirements.

            (c) The parties shall only disclose Confidential Information of the other to their respective employees who have a need to have access to such Confidential Information.

            (d) During the Term, Licensee covenants and agrees with Licensor that it will not disclose Licensed Technology, including without limitation, the contents of any pending unissued claims in the patent applications included in the Licensed Patents, to any third party, provided that this obligation shall not apply to such part of the Licensed Technology (other than the contents of any patent applications included in the Licensed Patents) as shall become part of the public domain through the efforts of Licensor or Licensee in accordance with Article 8 hereof, and without the fault or disclosure by Licensee other than in accordance with Article 8 hereof, after the issuance of the Licensed Patents in the United States or the European Patent Office; it being understood that no exceptions to such obligation of confidentiality in this Section 4.1 shall permit disclosure of any content of the Application by Licensee.

      4.2 Publicity. Neither party shall originate any publicity, news release or other announcement, written or oral, relating to the existence or the terms or conditions


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

            of this Agreement without the prior written consent of the other party, except, in the case of a party with securities registered for public trading, as may be necessary in the reasonable opinion of counsel to such party to comply with applicable law or pursuant to the requirements of any governmental authority, and in any such event each party shall give the other party as much advance notice as is reasonably possible under the circumstances.

      4.3 Export Control Regulations. To the extent that United States Export Control Regulations are applicable, Licensee shall not, without having first fully complied with such regulations, (a) transfer any unpublished technical data obtained or to be obtained from Licensor to a destination outside of the United States, or (b) knowingly ship, directly or indirectly, any product produced using such unpublished technical data to any destination outside the United States.

5.    Term; Termination

      5.1 Term. The term of the licenses granted hereunder shall commence upon the signing hereof and, unless sooner terminated, shall continue for the life of any applicable Licensed Patent, and shall expire on a country by country basis when the last to expire Licensed Patent in such country expires; provided, however, that with respect to an Application filed in a particular country, if a patent is not ultimately issued on the Application by a competent governmental authority in such country, the term of the licenses granted hereunder shall be twenty (20) years from the date of the execution of this Agreement (the "Term").

      5.2   Termination. (a) If during the Term

                  (i) Licensee or Licensor commits a breach of any term or
            condition of this Agreement and does not remedy such breach within thirty (30) days after the date of receipt of a written notice from the other party requiring such remedy; or

                  (ii) Licensee or Licensor becomes insolvent or has a receiver or a trustee appointed over the whole or any part of its assets or if any order be made or resolution passed for its winding up or if in the case of Licensee any analogous step or proceedings are taken pursuant to the laws of its place of incorporation (other than for the purpose of reconstruction or amalgamation if any new legal entity so formed agrees to enter into an agreement with the other party under the same terms and conditions as this Agreement),

            THEN

            in any such case the other party may by written notice forthwith terminate this Agreement.

            (b) If during the Term, (i) either Licensee or Licensor undergoes an effective change in control, such that more than fifty percent (50%) of the voting stock of Licensee or Licensor, respectively, is owned or controlled by another entity or corporation, and (ii) the new controlling entity or corporation does not agree to the terms, responsibilities and obligations agreed to by the party subject to the change


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

            of control hereunder, then the party not subject to the change in control may by written notice forthwith terminate this Agreement.

      5.3 Effect of Termination. Expiration or termination of any or all of this Agreement shall not relieve the Licensee and Licensor of any obligation accruing or accrued prior to expiration or termination and in particular the provisions of Sections 4 and 6 shall continue to apply and survive.

6.    Indemnity and Insurance

      6.1 Indemnification by Licensee. Licensee shall indemnify and hold harmless Licensor, its respective directors, officers, employees and agents, from and against any and all demands, losses, damages, liabilities, claims (including claims of infringement of any patent or property right of a third party except such infringements of which Licensor had prior knowledge and failed to notify Licensee and except for any claims for which Licensor indemnifies Licensee pursuant to either of the Supply Agreements), and costs and expenses incidental thereto (including costs of investigation, defense, settlement and reasonable attorneys' fees) which any or all of them may hereafter incur, be responsible for or pay out, which arise out of or are in any way connected with (i) Licensee's breach of any term or provision of this Agreement, or (ii) any loss, injury (including death), illness, damage (whether personal or property) or product liability arising out of the exercise by the Licensee of its rights under this Agreement other than any product liability arising out of Licensor's activities under either of the Supply Agreements, including without limitation, the use by Licensee or any person claiming through or on behalf of Licensee of any Licensed Product or use or practice of any method or process related to the Licensed Patents or Licensed Process or Licensed Technology, or any use, sale or other disposition or commercialization of any of the Licensed Products, Licensed Processes, Licensed Patents or Licensed Technology or (iii) any statement, representation or warranty of Licensee or other transferee with respect thereto; but in any event excluding any claim to the extent Licensor is responsible to indemnify Licensee under Section 6.1(b).

            (b) Indemnification by Licensor. Licensor shall indemnify and hold harmless Licensee, its respective directors, officers, employees and agents, from and against any and all demands, losses, damages, liabilities, claims (including claims of infringement of any patent or property right of a third party except such infringements of which Licensee had prior knowledge and failed to notify Licensor), and costs and expenses incidental thereto (including costs of investigation, defense, settlement and reasonable attorneys' fees) which any or all of them may hereafter incur, be responsible for or pay out, which arise out of or are in any way connected with (i) Licensor's breach of any term or provision of this Agreement, or
            (ii) any statement, representation or warranty of Licensor or other transferee with respect thereto; but in any event excluding any claim to the extent Licensee is responsible to indemnify Licensor under Section 6.1(a).

      6.2 Insurance. Licensee shall maintain public and product liability insurance for the Term and thereafter with respect to the manufacture and sale of Licensed Products


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

            and use of Licensed Processes by Licensee, and shall ensure that at all times the insurance coverage is for a minimum amount commensurate with standard industry practices and will be in place on or before the date of the first commercial sale of Licensed Products or any use of a Licensed Process. Licensee shall provide that any parties involved in the manufacture and/or sale of Licensed Products or practice of Licensed Processes through it or on its behalf (other than the Licensor) shall maintain product liability insurance with respect to the manufacture and/or sale of Licensed Products and use of a Licensed Process to a similar minimum limit. Licensee shall maintain such insurance for so long as it continues to manufacture and/or sell Licensed Products or use Licensed Processes, and thereafter for so long as commercially reasonably necessary.

7.    Representations and Warranties

            Licensor hereby represents and warrants to Licensee that:

      7.1 Licensor has provided to Licensee in writing the Application, all inventions and know-how existing, on or before the date hereof that are associated with the Application, the Licensed Patents, the Licensed Products, the Licensed Process(es) and the Licensed Technology. The Licensor owns all of the Inventors' right, title and interest in the Invention claimed in the Application.

      7.2 Licensor has not received any notice of a claim of infringement or misappropriation of any alleged rights asserted by any third party in relation to the Licensed Patent, the Licensed Products, the Licensed Technology, the Licensed Process(es), or the Invention.

      7.3 Licensor owns the Intellectual Property and has the full right and power to grant the licenses set forth in Section 2.1. There are no assignments, grants, licenses, encumbrances, obligations or agreements that are or would be inconsistent with the rights granted to Licensee under this Agreement and there are no pending claims against the Intellectual Property that would negatively affect Licensee's rights to use the Intellectual Property hereunder, and to the knowledge of Licensor, the use of the Intellectual Property as granted hereunder does not infringe, misappropriate or misuse the intellectual property or other rights of any third party.

      7.4 Licensor has taken, and will continue to take, the commercially reasonable measures and precautions necessary to protect and maintain the confidentiality of such intellectual property.

            Except as set forth herein, LICENSOR MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS OF THE LICENSED PRODUCTS OR LICENSED PROCESS FOR A PARTICULAR PURPOSE and Licensee shall make no statements, representations or warranties whatsoever to any third parties that are inconsistent with such disclaimer by Licensor.


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

            Licensee acknowledges that until a Licensed Patent issues in the name of Licensor, Licensee may not be able to enforce its patent or other rights granted hereunder to prevent other entities (who did not receive such technology from Licensor or any successor or predecessor in interest) from using technology which may be included in the unissued claims of Licensed Patents or other Licensed Technology and independently developed. Licensee further acknowledges that Licensor does not guarantee that the Application shall issue or the scope of the claims therein, nor any degree of exclusivity (a) even after Licensed Patents are granted to the extent a Licensed Product or Licensed Process involves an aspect which is not covered by the Licensed Patents but is covered by rights of a third party (who did not receive such technology from Licensor or any predecessor in interest) and independently developed, or (b) with respect to unpatentable information which becomes part of the public domain through the efforts of Licensee and without the fault of or disclosure by Licensor.

            Except as set forth herein, Licensor hereby disclaims all warranties relating to the Licensed Patents and Licensed Technology, express or implied. Without limiting the generality of the foregoing, Licensor expressly does not warrant (i) the patentability of the Invention or Licensed Technology, (ii) the accuracy of any information contained in the Application or Licensed Technology, or (iii) the accuracy, safety, or usefulness for any purpose of the Invention described in the Application, the Licensed Patents and/or the Licensed Technology.

8.    Patent Prosecution

      8.1 Prosecution. During the Term, Licensor shall use commercially reasonable efforts to diligently prosecute and maintain the Application, the Licensed Patents and Licensed Processes. If Licensor decides not to seek patent protection on an invention included as Licensed Technology which may reasonably be patentable, or decides to allow any of the patents or patent applications included as Licensed Patents to be abandoned or to lapse, Licensor shall give Licensee written notice of that decision at least ninety
            (90) days prior to the first date that action may be taken to preserve the right to seek patent protection, or to avoid such abandonment or lapse, and Licensee, shall have the right to assume, by written notice to Licensor, the prosecution or maintenance of said patent applications, at its own expense. Licensor covenants that during the Term Licensor shall provide Licensee with copies of all substantive communications to and from patent offices regarding the Application and the Licensed Patent reasonably promptly after the receipt or submission thereof.

      8.2 Licensee Cooperation. Licensee agrees to cooperate with Licensor in Licensor's preparation, filing, prosecution and maintenance of the Application, Licensed Patents and Licensed Processes. Licensee shall bear its own costs in connection with such cooperation with Licensor; provided, however, that Licensee shall have no obligation to incur any third party expenses in connection therewith.

      8.3 Foreign Patent Applications. Licensor has filed a patent application with respect to the Licensed Patents in the foreign jurisdictions listed on Schedule 8.3 delivered contemporaneously herewith. Licensee may request Licensor, and


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

            Licensor shall, file a patent application with respect to the Licensed Patents or Licensed Processes in any jurisdiction other than the United States and the jurisdictions listed on Schedule 8.3. If Licensor files a patent application with respect to the Licensed Patents or Licensed Processes in any jurisdiction other than the United States and those listed on Schedule 8.3, Licensee agrees to reimburse Licensor for its pro rata share of patent costs incurred by Licensor for such filings requested by Licensee, provided that Licensor has given Licensee thirty (30) days written notice of the filing of the foreign application (which notice shall offer a reasonable estimate of anticipated prosecution and maintenance expenses in that jurisdiction) and during a period of fifteen (15) days following the giving of such written notice, Licensee does not notify Licensor that it agrees to exclude from this Agreement and the license granted hereunder the territory of that foreign jurisdiction. Licensee's pro rata share of such patent costs shall be divided equitably between Licensor and Licensee.

      8.4 Patent Costs. Licensee shall pay its share of patent costs set forth in Section 8.3 within thirty (30) days of receipt of an invoice from Licensor for same. Patent costs may include all documented out-of-pocket costs incurred in connection with filing a Licensed Patent and obtaining and maintaining a Licensed Patent, including governmental filing, issue and maintenance fees, draftsmen's charges, foreign agent fees and attorneys' fees.

      8.5 Markings. Licensee shall apply the patent marking notices required by the law of any country where Licensed Products are made, sold or used in accordance with the applicable patent laws of that country.

9.    Infringement of Patent Rights

      9.1   Infringement of Third Party Patents

            If Licensee shall become aware of the institution of proceedings or the threatened institution of proceedings or be sued by a third party for infringement of a Patent because of the use, manufacture or sale of Licensed Products, or practice of a Licensed Process, Licensee shall promptly notify Licensor in writing of the institution of such proceeding or suit, and the parties shall consult together with respect to the course of action to be taken. Unless otherwise agreed, in the case of legal proceedings, Licensor shall have the first and prior right, if it so elects, to control the defense of such suit at its own expense; in which event Licensee shall have the right to be represented by counsel of its own selection, and shall co-operate fully in the defense and settlement of such suit and furnish to Licensor all evidence and assistance in its control. In the event Licensor elects not to control the defense of such suit, Licensee can control the defense of such suit at an expense to be shared equally between Licensee and Licensor. Neither party shall settle the same in any manner without the prior written consent of the other; provided, however, that the party controlling the defense shall be free to settle the same without the consent of the non-controlling party if by the settlement the scope of the rights of the non-controlling party hereunder would not be reduced or diminished in any material respect.


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

10.      Enforcement of Patent Rights

      10.1 Disclosure. Each party shall promptly notify the other in writing of any facts that may affect the validity, scope or enforceability of a Licensed Patent. Each party shall notify the other promptly in writing of any infringement of a Licensed Patent that becomes known to such party. The parties shall cooperate with each other in attempting to eliminate the infringement identified.

      10.2 Rights to Enforce. Licensor shall have the right, but not the obligation, to enforce the Licensed Patents against any infringement. In the event of infringement by a third party of any Licensed Patents within the Field which Licensee wishes to prosecute, Licensee shall first make a written request to Licensor to prosecute such action. If within one hundred twenty (120) days after receipt of such request Licensor shall have been unsuccessful in persuading such alleged infringer to desist such infringement, and Licensor or a designee shall not have brought an infringement action against such alleged infringer, Licensee, together with all other licensees of the Licensed Patents (if any), may enforce the Licensed Patents by appropriate legal proceedings.

      10.3 Licensee Enforcement. In the event that Licensee shall be prosecuting any alleged infringer pursuant to Section 10.2, it shall keep Licensor fully informed of all material developments of such proceedings. Licensee shall be responsible for all costs and expenses of any enforcement activities, including legal proceedings, against infringers that Licensee initiates. Licensor shall join in and cooperate with any enforcement proceedings at Licensee's request, provided that Licensor may be represented by Licensor's counsel in any such legal proceedings, at Licensor's own expense (subject to reimbursement under Section 10.5), acting in an advisory but not controlling capacity. In addition, Licensee may name Licensor as party plaintiff as required by law. No settlement, consent judgment, or other final, voluntary disposition of any suit brought by Licensee which waives any rights within the Licensed Patents may be entered into without the prior written consent of Licensor. In the event that a declaratory judgment action alleging the invalidity or non-infringement of the Licensed Patents shall be brought or raised against Licensee, Licensor shall have the right, but not the obligation, to intervene and take over the sole defense of such action. Any recoveries in any action brought by Licensee under this Section 10.3 shall be allocated as provided in Section
            10.5 hereof.

      10.4 Licensor Enforcement. Any actions brought by Licensor at the request of Licensee pursuant to Section 10.2 shall be at the sole cost and expense of Licensor. Licensor agrees to consult with Licensee and to keep Licensee fully informed regarding all material developments of such proceeding. In addition, Licensor may name Licensee as a party plaintiff as required by law. No settlement, consent, judgment or other final, voluntary disposition of any suit brought by Licensor which waives any rights within the Field of the Licensed Patents may be entered into without the prior written consent of Licensee, which consent shall not be unreasonably withheld. Licensee agrees to join in and cooperate with any enforcement proceedings at Licensor's request and at

            Licensor's expense, provided, however, that Licensee may be represented by Licensee's counsel in any such proceeding, at Licensee's own expense, subject to reimbursement under Section 10.5, acting in an advisory, but not controlling, capacity. Any recoveries in any action brought by Licensor under this Section 10.4 shall be allocated as provided in Section 10.5 hereof. Licensor shall have no legal or contractual obligation to Licensee for its failure to defend or participate in any legal action, and may, upon reasonable notice to Licensee, withdraw from any suit at any time, without any continuing liability to Licensee for expenses incurred after such withdrawal.

      10.5 Recoveries. All recoveries by way of royalties, damages and claims with respect to infringement actions instituted and claims made (including penalties and interest) (a) prosecuted by Licensee pursuant to Section 10.3, or (b) prosecuted by Licensor or a designee pursuant to Section 10.4, shall be applied first in satisfaction of any unreimbursed expenses (including attorneys' fees) of the party controlling the litigation (which shall be Licensee under Section 10.3 and Licensor or a designee under Section 10.4) and next to the other party or parties to the extent of its or their unreimbursed expenses incurred in its or their participation and/or cooperation. Any remaining balance of damages shall be distributed eighty percent (80%) to the party controlling the litigation and twenty percent (20%) to the other party or parties.

11.   Compliance with Laws, Regulations and Standards

            Licensee agrees to comply with all governmental laws and regulations applicable to the use, production and/or sale of Licensed Products and Licensed Processes.

12.   Dispute Resolution; Equitable Remedies.

      12.1 Dispute Resolution. Prior to the initiation of formal legal proceedings, the parties hereto shall attempt in good faith to resolve all disputes in respect of this Agreement. Formal proceedings for the resolution of a dispute may not be commenced until the earlier of (a) the date that the parties conclude in good faith that amicable resolution through negotiation of the matter does not appear likely or (b) thirty (30) days after the parties first attempted to resolve the issue. This provision will not be construed to prevent a party from instituting, and a party is authorized to institute, formal legal proceedings to avoid the expiration of any applicable statute of limitation period.

      12.2 Equitable Remedies. Nothing in this Section 12 shall prevent either party from pursuing a temporary restraining order, injunctive relief or other equitable relief against the other party in a court of law at any time if the allegedly aggrieved party believes that a breach or a threatened breach of this Agreement would cause irreparable harm.

13.   Notices

            Any notice which either party may wish to send to the other shall be deemed to have been duly sent if delivered or posted by airmail to such party at the address as set out at the beginning of this Agreement or to such other address as may have been notified pursuant to the provisions of this clause and if delivered shall be deemed to have been received on the day of delivery and if posted then on the seventh working day next following the day of posting; provided, however, that any such notice may be sent by facsimile and shall be deemed to have been received at the beginning of the working day next following the day of transmission if the receiving machine causes the sending machine to print the answer back code of the receiving machine at the beginning and end of an uninterrupted transmission.

14.   General Provisions

      14.1 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, except (a) to an Affiliated Company, or (b) to a third party purchasing substantially all of the assets of such party or its Affiliated Company which shall have been an assignee of substantially all of the assets of the business to which this Agreement relates.

      14.2 Entire Agreement, Amendment and Waiver. This Agreement (including any schedules attached) contains the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be amended, modified or altered only by an instrument in writing duly executed by the parties hereto. The waiver of a breach hereunder may be effected only by a writing signed by the waiving party and shall not constitute a waiver of any other breach.

      14.3 Severability. If any provision of this Agreement is or becomes or is deemed invalid, illegal, or unenforceable in any jurisdiction, (a) such provision will be deemed amended to conform to applicable laws of such jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it will be stricken; (b) the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby in any other jurisdiction; and (c) the remainder of this Agreement will remain in full force and effect.

      14.4 Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, excluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

      14.5 Retained Rights. Nothing in this Agreement shall limit in any respect the right of either party to conduct research and development and to market products using the Intellectual Property other than as expressly provided herein.

      14.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

      14.7 Relationship of Parties. Nothing contained in this Agreement shall be construed as creating a corporation, partnership, association, joint stock company, business trust, joint venture between the parties hereto nor as creating any fiduciary relationship of any nature between the parties.

      14.8 Right of First Collaboration. Subject to any existing rights that Licensor may have to the contrary, if Licensor decides to use the Intellectual Property for any application of Chlorothalanil or other products produced or sold by Licensor or an Affiliated Company of Licensor and by Licensee or an Affiliated Company of Licensee, it shall first ask Licensee if Licensee wishes to collaborate with Licensor for such application. If the Licensee chooses to collaborate with Licensor for such application, Licensee will notify Licensor of such within a reasonable amount of time not in any event exceeding thirty (30) days after notice thereof from Licensor and the parties will negotiate in good faith the terms of such collaboration. If Licensee elects not to collaborate on developments with respect to Chlorothalanil, Licensor shall be free to use the Intellectual Property for the application of Chlorothalanil as first described by Licensor to Licensee.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first hereinbefore mentioned.

                                    PHIBRO-TECH, INC.

                                    By: /s/ W. Dwight Glover
                                       -----------------------


                                    NUFARM, INC.

                                    By: /s/ Kevin Martin
                                       -----------------------

                                  Schedule 1.2

                                  Schedule 8.3

                       Foreign Patent Application Filings

None.